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                                                                    EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-21425, 333-33779 and 333-43333) and on Form S-8 (File
Nos. 33-38249, 33-26970 and 333-03975) of Tyco International Ltd. (formerly named ADT Limited) of our report dated November 21, 1997, except as to the information presented in Note 25(b) for which the date is April 21, 1998, on our audits of the Consolidated Financial Statements and the Consolidated Financial Statement Schedule of Tyco International Ltd. as of September 30, 1997 and December 31, 1996 and for the nine months ended September 30, 1997 and for each of the two years in the period ended December 31, 1996, which report is included in this Current Report on Form 8-K.




                                             COOPERS & LYBRAND


Hamilton, Bermuda
April 21, 1998